                                PURCHASE AGREEMENT

  OHI ASSET (PA) TRUST

        AND

                                   GUARDIAN LTC MANAGEMENT, INC.,

                                AND

THE LICENSEES IDENTIFIED IN THE SIGNATURE PAGE TO THIS AGREEMENT

        DATED: October 28, 2004

EFFECTIVE DATE:  November 1, 2004

Facilities:    Mulberry Square Elder Care and Rehabilitation Center
Curwensville Nursing Home
Meadow View Senior Living Center
Ivy Woods Manor / Rolling Acres Care Center
Lakeview Senior Care and Living Center
Beaver Elder Care / Guardian Elder Care at Aliquippa
Scenery Hill Manor / North American Medical Centers
Milford Valley Convalescent Home
Bradyview Manor
Jefferson Hills Manor
Scottdale Manor Rehabilitation Center
Minerva Convalescent Center
Carleton Senior Care and Rehabilitation Center
Highlands Care Center
Guardian Elder Care at Nanticoke
Peterson Rehabilitation Hospital and Geriatric Center

Table of Contents

ARTICLE I - DEFINITIONS	2
ARTICLE II - PURCHASE AND SALE	7
2.1 AGREEMENT TO SELL AND BUY	7
2.2 NO ASSUMPTION OF LIABILITIES	7
2.3 TANGIBLE PERSONAL PROPERTY	7
ARTICLE III - PURCHASE PRICE	8
ARTICLE IV - COSTS AND PRORATIONS	8
4.1 TRANSFER TAXES	8
4.2 SALES TAXES	8
4.3 TITLE INSURANCE	8
4.4 SURVEY/ UCC SEARCH REPORTS	8
4.5 ENVIRONMENTAL REPORTS/REMEDIATION	8
4.6 ATTORNEYS' FEES	8
4.7 RECORDING COSTS	8
4.8 RELEASES	8
4.9 OTHER ITEMS	8
ARTICLE V - POSSESSION	9
ARTICLE VI - SELLERS' REPRESENTATIONS AND WARRANTIES	9
6.1 STATUS OF SELLERS	9
6.2 VALIDITY AND CONFLICTS	9
6.3 AUTHORITY	9
6.4 SELLER FINANCIAL STATEMENTS	9
6.5 ABSENCE OF ADVERSE CHANGE	10
6.6 THE LICENSES	10
6.7 CMPLIANCE WITH LAW	10
6.8 RESIDENTS	11
6.9 BOOKS AND RECORDS	11
6.10 TAXES AND TAX RETURNS	11
6.11 ENVIRONMENTAL ISSUES	12
6.12 NECESSARY ACTION	12
6.13 LITIGATION	12
6.14 ERISA	13
6.15 SENSITIVE PAYMENTS	13
6.16 TITLE	13
6.17 THE FACILITY	13
6.18 INVENTORIES	14
6.19 THE FACILITY AGREEMENTS	14
6.20 PATIENT ROSTER	14
6.21 INSURANCE	14
6.22 OSHA	14
6.23 PREVIOUS OPERATION	14
6.24 DISCLOUSER	15
ARTICLE VII - PURCHASER REPRESENTATIONS AND WARRANTIES	15
7.1 STATUS OF PURCHASER	15
7.2 VALIDITY AND CONFLICTS	15
7.3 AUTHORITY	16
7.4 NECESSARY ACTION	16
ARTICLE VIII - BROKER; INVESTMENT BANKER	16
ARTICLE IX - SELLER COVENANTS	16
9.1 CLOSING DATE	16
9.2 PETERSON CLOSING DATE	17
9.3 POST CLOSING	18
ARTICLE X - PURCHASER COVENANTS	20
10.1CLOSING DATE	20
10.2 PETERSON CLOSING DATE	20
10.3 POST CLOSING	20
ARTICLE XI - PETERSON CLOSING CONDITIONS	21
11.1 PURCHASER CONDITIONS	21
11.2 SELLER CONDITIONS	21
11.3 TERMINATION EVENTS	22
11.4 OPPORTUNITY TO CURE	22
ARTICLE XII - PUBLIC ANNOUNCEMENTS	22
ARTICLE XIII - INDEMNIFICATION	23
13.1 SELLERS' INDEMNIFICATION	23
13.2 PROCEDURE	24
ARTICLE XIV - MISCELLANEOUS	24
14.1 NOTICES	24
14.2 ASSIGNMENT	25
14.3 SOLE AGREEMENT	25
14.4 CAPTIONS	25
14.5 SEVERABILITY	25
14.6 COUNTERPARTS	25
14.7 KNOWLEDGE DEFINED	25
14.8 THIRD PARTY BENEFICIARY	26
14.9 ATTORNEYS' FEES	26
14.10 CONSTRUCTION	26
14.11 SURVIVAL	26
14.12 GOVERNING LAW	26
14.13 ARBITRATION OF DISPUTES FOLLOWING CLOSING	26

i

PURCHASE AGREEMENT
(OHI - GUARDIAN LTC)

THIS PURCHASE AGREEMENT (the "Agreement") is executed and delivered as of this day of October 28, 2004 and effective as of November 1, 2004 (the "Effective Date") between GUARDIAN LTC MANAGEMENT, INC., a Pennsylvania corporation ("Lessee"), and MULBERRY SQUARE ELDER CARE AND REHABILITATION CENTER, LLC, a Pennsylvania limited liability company, MEADOW VIEW SENIOR LIVING CENTER, LLC, a Pennsylvania limited liability company, LAKEVIEW SENIOR CARE AND LIVING CENTER, LLC, a Pennsylvania limited liability company, GUARDIAN ELDER CARE AT ALIQUIPPA, LLC, a Pennsylvania limited liability company, BRADYVIEW MANOR, LLC, a Pennsylvania limited liability company, JEFFERSON HILLS MANOR, LLC, a Pennsylvania limited liability company, SCOTTDALE MANOR REHABILITATION CENTER, LLC, a Pennsylvania limited liability company, CARLETON SENIOR CARE AND REHABILITATION CENTER, LLC, a Pennsylvania limited liability company, GUARDIAN ELDER CARE AT LAPORTE, LLC, a Pennsylvania limited liability company, GUARDIAN ELDER CARE AT NANTICOKE, LLC, a Pennsylvania limited liability company, CURWENSVILLE NURSING HOME, INC., a Pennsylvania corporation, NORTH AMERICAN MEDICAL CENTERS, INC., a Pennsylvania corporation, MILFORD VALLEY CONVALESCENT HOME, INC., a Pennsylvania corporation, ROLLING ACRES CARE CENTER, LLC, an Ohio limited liability company, MINERVA CONVALESCENT CENTER, LLC, a Ohio limited liability company, GUARDIAN ELDER CARE AT WHEELING, LLC, a West Virginia limited liability company (each a "Licensee", and collectively, the "Licensees"), and OHI ASSET (PA) TRUST, a Maryland business trust ("Purchaser"). Lessee and the Licensees may be referred to individually in this Agreement as a "Seller", and are referred to together in this Agreement as the "Sellers".

The circumstances underlying the execution and delivery of this Agreement are as follows:

A.  Capitalized terms used but not otherwise defined herein have the respective meanings given them in Article I below.

B.  Sellers are, together, the owners of Sellers’ Assets. Sellers desire to sell, and Purchaser desires to acquire, Sellers’ Assets on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, Sellers and Purchaser agree as follows:

ARTICLE I   - DEFINITIONS

The following terms shall have the respective meanings given them below:

"Admission Agreements" means the admission agreements entered into by a Seller with the current residents/patients of the Facilities.

"Affiliate" of a party means any entity or person that controls, is controlled by, or is under common control with, such party.

"Charter Documents" means the articles of incorporation, articles of organization, certificate of formation, operating agreement, bylaws, resolutions, minutes and other documents that govern the organizations of Sellers or Purchaser, as the case may be.

"Claim" means a claim for indemnification pursuant to Section 12.01 of this Agreement.

"Clean-Up": means the investigation, removal, restoration, remediation and/or elimination of, or other response to, Hazardous Substances, in each case to the satisfaction of all governmental agencies having jurisdiction, in compliance with or as may be required by Environmental Laws

"Closing" means the consummation of the transactions contemplated by this Agreement; provided, however, that the Closing does not include the transactions to occur at the Peterson Closing.

"Closing Date" means the date on which the Closing occurs.

"Consumables" means the food and other consumable inventories located at the Facilities on the Closing Date.

"Controversy" means a controversy between the Sellers and Purchaser that (a) arises following the Closing Date, (b) relates to this Agreement, any other agreement between a Seller and Purchaser, any instrument or document delivered pursuant to or in connection with this Agreement or the transactions contemplated by this Agreement, and (c) Sellers and Purchaser are unable to settle between themselves.

"Deferred Maintenance Items" means the repairs or modifications required at the Facilities and described on attached Schedule 1(a).

"Effective Date" means the date set forth in the Preamble of this Agreement.

"Environmental Issues" means the performance or remediation of the environmental conditions or issues at the Facilities described on attached Schedule 1(b).

"Environmental Claim" means any notice of any violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse affects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, but not limited to, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any substance, chemical, material, pollutant, contaminant, odor or audible noise or other release or emission in, into or onto the environment (including, but not limited to, the air, ground, water or any surface) at, in, by, from, or related to the Facilities, (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Substances or other substances in connection with the operation of the Facilities, (iii) the violation, or alleged violation, of any Environmental Laws in connection with the Facilities, or (iv) any Clean-Up related to the Facilities.

"Environmental Due Diligence Materials" means the Phase I Environmental Assessments prepared in connection with the transactions contemplated by this Agreement and dated at or around the Closing Date.

"Environmental Laws" mans all federal, state and local laws (including, without limitation, common law), statutes, codes, ordinances, regulations, rules, orders, permits or decrees now or at any time in effect and relating to (a) the introduction, emission, discharge or release of Hazardous Substances into the indoor or outdoor environment (including without limitation, air, surface water, groundwater, land or soil), (b) the manufacture, processing, distribution, use, treatment, storage, transportation or disposal of Hazardous Substances or (c) the Clean-Up of Contamination.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

"Facility" means any one of, and "Facilities" means all of, the Real Properties and Personal Property constituting the independent living, assisted living and skilled nursing facilities identified on attached Schedule 1(d).

"Financial Statement(s)" shall include, for each quarter during a Seller’s fiscal year, (i) a statement of earnings for the current period and fiscal year to the end of such period, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period, and (ii) a balance sheet as of the end of the period, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period.

"GAAP" means generally accepted accounting principles.

"Hazardous Substances" means any dangerous, toxic or hazardous material, substance, pollutant, contaminant, chemical, or waste (including medical waste), including petroleum products, asbestos and PCBs defined, listed or described as such under any Environmental Law.

"Healthcare Licenses" means all licenses, permits and authorizations necessary to (a) lawfully operate all beds contained in the Facilities as nursing home beds; (b) provide licensed nursing services at each of the Facilities; and (c) receive payment under the Medicare and applicable state Medicaid programs for goods and services provided at the Facilities.

"Indemnified Person" means a person entitled to indemnification pursuant to ARTICLE XIII of this Agreement.

"Indemnitor" means a person responsible for indemnifying an Indemnified Person pursuant to ARTICLE XIII of this Agreement.

"Intangible Property" means (a) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals given or issued by any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality having jurisdiction over one or more of the Facilities (other than the Healthcare Licenses); (b) all rights to use the names of the Facilities set forth on attached Schedule 1(e); and (c) all unexpired warranties, guarantees, sureties, and similar contracts or agreements issued to or for the benefit of the Sellers from manufacturers, contractors, suppliers, installers, and similar parties in connection with the operation, construction, improvement, alteration or repair of a Facility or any improvements located on a Facility.

"MAI Appraisal" means an appraisal, in form and substance satisfactory to Purchaser, prepared by an appraiser who is a Member of the Appraisal Institute and is experienced in appraising properties of the same nature, and in the same geographical vicinity, as the Facilities.

"Master Lease" means the Master Lease between Purchaser and Lessee dated as of the same date as this Agreement, pursuant to which Purchaser is leasing to Lessee, and Lessee leases from Purchaser, the Facilities.

"October Peterson Clinical Survey" means the clinical survey of the Peterson Facility conducted during October, 2004.

"Permitted Encumbrances" means the matters set forth on attached Schedule 1(f).

"Personal Property" means the Intangible Personal Property and the Tangible Personal Property.

"Peterson Acquisition Proposal" means any offer or proposal to acquire the Peterson Facility or to provide financing with respect to or affecting the Peterson Facility.

"Peterson Closing" means the consummation of the purchase and sale of the Peterson Facility as contemplated by this Agreement.

"Peterson Closing Date" means the date on which the Peterson Closing occurs.

"Peterson Facility" means the Facility located in Wheeling, West Virginia and commonly known as Peterson Rehabilitation Hospital and Geriatric Center.

"Peterson Purchase Price" means SEVEN MILLION SEVEN HUNDRED THOUSAND DOLLARS ($7,700,000).

"Peterson Seller" means Guardian Elder Care at Wheeling, LLC, a West Virginia limited liability company.

"Plan": means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which a Seller may have any liability.

"Purchase Documents" means this Agreement and all documents executed in connection with or pursuant to this Agreement, including the deeds, bill of sale and other documents listed in Section 9.1, as such documents may be amended, renewed or replaced.

"Purchase Price" means the sum of EIGHTY MILLION DOLLARS ($80,000,000).

"Real Properties" means each parcel of real property described on attached Schedule 1(h), together with (a) any buildings and other improvements located thereon; (b) all rights of Sellers in and to all air, mineral and riparian rights and all tenements, hereditaments, privileges and appurtenances belonging or in any way appertaining thereto; (c) any land lying in the bed of any street, road or avenue adjoining the real property described on attached Schedule 1(h) to the center line thereof, but only to the extent of Sellers’ interest, if any, therein; and (d) all easements, whether or not recorded, strips and rights-of-way abutting, adjacent to, contiguous with or adjoining the real property described on attached Schedule 1(h), but only to the extent of Sellers’ interest, if any, therein.

"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment, including the movement of any Hazardous Substance or other substance through or in the air, soil, surface water, groundwater, or property.

"Remedial Action" means any action required under any Environmental Laws to (i) clean up, remove, treat, or in any other way address any Hazardous Substance or other substance in the environment, (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan.

"Seller Licenses" means all material licenses, permits and authorizations necessary for the lawful operation of the Facilities, as the Facilities currently are operated, including Healthcare Licenses.

"Seller Financial Statements" means the Financial Statements for each Seller and the Facilities requested by Purchaser and relating to the operations of the Facilities and of each Seller for the fiscal years 2001, 2002 and 2003 and for fiscal year 2004 to date.

"Sellers’ Assets" means the Real Properties, the Facilities, the Transferred Personal Property and the Intangible Property.

"Subleases" is defined in the Master Lease.

"Surveys" means the surveys of the Facilities that (a) are certified to Purchaser, Purchaser’s lender, if any, Sellers and the Title Company; (b) are prepared in accordance with the minimum standard detail requirements and classifications for ALTA/ASCM land title surveys, as adopted in 1992 by ALTA/ASCM, including Table A responsibilities and specifications 1-4, 6-11 and 13; and (c) otherwise are in form satisfactory to Purchaser.

"Tangible Personal Property" means the tangible personal property located at, or used in the operation of, the Facilities, including, but not limited to, inventory (including linens, dietary supplies and housekeeping supplies), motor vehicles, entitlements, and telephone numbers, but excluding any computers and any of Sellers’ proprietary software.

"Title Commitments" means the title insurance commitments, issued by the Title Company, dated after the date of this Agreement and committing the Title Company to insure Purchaser’s fee simple title to the Real Properties, without the so-called "standard exceptions", in the amount of the Purchase Price, together with legible copies of all recorded documents referred to therein.

"Title Company" means Chicago Title Insurance Company.

"Title Insurance Policies" means the title insurance policies, issued pursuant to the Title Commitments by the Title Company concurrently with the Closing, that insure Purchaser’s fee simple title to the Real Properties, without the so-called "standard exceptions", and subject only to the Permitted Encumbrances. The Title Insurance Policies shall include the following endorsements, to the extent available under the law of the state in which the Facilities are located: (a) Form 3.1 completed zoning endorsement; (b) comprehensive endorsement; (c) access endorsement; (d) survey endorsement; (e) separate tax parcel endorsement; (e) contiguity endorsement (if the Real Property on which a Facility is located consists of more than one parcel); and (f) such other endorsements as Purchaser reasonably may require.

"Transaction Documents" is defined in the Master Lease.

"UCC Search Report" means UCC search reports in the name of each Seller and each Facility conducted at the state and county level in the state in which a Facility is located and, if different, in the state in which a Seller is organized and in the state in which a Seller’s chief executive office is located.

"Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using Pension Benefit Guaranty Corporation (or any successor thereto) actuarial assumptions for single employer plan terminations.

ARTICLE II   - PURCHASE AND SALE

2.1  Agreement to Sell and Buy. On the terms and subject to the conditions set forth in this Agreement, Sellers agree to sell to Purchaser, and Purchaser agrees to acquire from Sellers, Sellers’ Assets and, at the time specified in Section 2.3, the Tangible Personal Property.

2.2  No Assumption of Liabilities. Except as specifically set forth in this Agreement, Purchaser is not acquiring or assuming any liabilities whatsoever, including, without limitation, any obligation or liabilities relating to, or arising out of, the ownership of Sellers’ Assets and the operation of the Facilities that exist as of the Closing Date (collectively, the "Excluded Liabilities"). For purposes of this Section 2.2, an obligation shall be deemed to "exist" immediately prior to the Closing Date if it relates to events, omissions or conditions that occurred prior to, or existed on, the Closing Date, even if it is not asserted until after the Closing Date.

2.3  Tangible Personal Property. In consideration of the payment of the Purchase Price by Purchaser to Sellers, effective as of the date that the Master Lease expires according to its terms, or is otherwise terminated (except if the Master Lease is terminated and in connection therewith Lessee purchases the Facilities back from Purchaser pursuant to the exercise of the Option (as defined in the Master Lease) or if Lessee purchases a Facility pursuant to Section 14.7 or Section 15.5 of the Master Lease, to the extent Tangible Personal Property relates to the Facility so purchased), Sellers hereby sell, assign and convey the Tangible Personal Property (as such Tangible Personal Property is maintained, repaired or replaced after the Closing Date as required or permitted under the Master Lease) to Purchaser without further action on the part of Sellers.

ARTICLE III  - PURCHASE PRICE

The Purchase Price shall be payable in cash or other immediately available funds at the Closing and shall be subject to the adjustments set forth in this Agreement. Sellers and Purchaser agree that, for purposes of this Agreement, no portion of the Purchase Price shall be allocated to the Intangible Property.

ARTICLE IV   - COSTS AND PRORATIONS

The costs of the transaction and the expenses related to the ownership and operation of the Sellers’ Assets shall be allocated between Seller and Purchaser as follows:

4.1  Transfer Taxes. Sellers shall pay all state and county transfer or excise taxes due on the transfer to Purchaser of title to the Real Properties and the Facilities and all assessments and taxes related to the recording of the deed.

4.2  Sales Taxes. Sellers shall pay any sales tax due on the transfer to Purchaser of title to the Intangible Personal Property.

4.3  Title Insurance. Sellers shall pay the cost of the Title Commitments and the premiums for the Title Insurance Policies.

4.4  Survey/ UCC Search Reports. Sellers shall pay the cost of the Surveys and any UCC Search Reports for the Facilities or the Sellers.

4.5  Environmental Reports/Remediation. Sellers shall pay for the cost of the Phase I environmental assessment for the Facilities and for any additional assessments recommended in the original Phase I environmental assessment.

4.6  Attorneys’ Fees. Sellers shall pay their attorneys’ fees and the attorneys’ fees of Purchaser.

4.7  Recording Costs. Sellers shall pay all recording fees related to the recording of the deeds.

4.8  Releases. Sellers shall pay the cost of obtaining and recording any releases necessary to deliver title to Sellers’ Assets in accordance with the terms of this Agreement.

4.9  Other Items. Purchaser has no duty to operate the Facilities from and after the Closing Date, such operations to be accomplished solely by Licensees, as sublessee under the Subleases. Accordingly, Sellers shall be responsible for, and have the benefit of, (a) all revenues and expenses attributable to the Facilities, whether attributable to the period before or after the Closing; (b) real and personal property taxes, assessments and similar charges that are levied against the Facilities, whether attributable to the period before or after the Closing Date; (c) all utilities provided to the Facilities, whether before or after the Closing Date; and (d) any amounts that have been prepaid, or that remain to be paid, under any of the Admissions Agreements or any other contracts affecting Sellers’ Assets.

ARTICLE V   - POSSESSION

At Closing and, as applicable, the Peterson Closing, Purchaser shall be entitled to possession of Sellers’ Assets, subject only to (a) the rights of the patients and residents of the Facility, (b) any possessory rights granted to any person under the Permitted Encumbrances and (c) the rights of Lessee under the Master Lease and Licensees under the Subleases.

ARTICLE VI  - SELLERS’ REPRESENTATIONS AND WARRANTIES

Sellers jointly and severally represent and warrant to Purchaser, as of the Closing Date, that:

6.1  Status of Sellers. Each Seller is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state set forth opposite its name on Schedule 6.1. Each Seller is a domestic corporation or limited liability company of, or duly qualified to do business as a foreign corporation or limited liability company in, the state in which the Facility owned or operated by them is located.

6.2  Validity and Conflicts. This Agreement and all Purchase Documents executed by a Seller are their valid and binding obligations, enforceable against each of them in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution of this Agreement and the consummation of the transactions contemplated in this Agreement in accordance with its terms have been approved by all necessary action of each Seller under its Charter Documents and do not and will not result in a breach of the terms and conditions of, nor constitute a default under or violation of, Sellers’ Charter Documents or any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which a Seller is now a party or by which any of Sellers’ Assets may be bound or affected.

6.3  Authority. Each Seller has full power and authority to execute and to deliver this Agreement and all other Purchase Documents executed by a Seller and to carry out the transactions contemplated herein and therein. Each has full power and authority (a) to own or operate the applicable Facility or Facilities as the same currently is owned and operated and (b) to conduct its business as the same currently is being conducted.

6.4  Seller Financial Statements. Sellers have delivered to Purchaser true and correct copies of the Seller Financial Statements. Except as otherwise noted in the Seller Financial Statements or on attached Schedule 6.4, the Seller Financial Statements delivered to Purchaser have been prepared in accordance with GAAP, consistently applied, and fairly represent the financial condition, and accurately set forth in all material respects, as and to the extent required by GAAP, the results of the operations, of Sellers and the Facilities for the periods covered thereby, subject to customary year end adjustments consistent with prior years. Each Seller has delivered to Purchaser all Financial Statements prepared by such Seller subsequent to the date of the Seller Financial Statements delivered to Purchaser, and such Financial Statements represent fairly the financial condition, and set forth accurately in all material respects the results of the operations, of the Sellers and the Facilities for the periods covered thereby.

6.5  Absence of Adverse Change. Since the date of the Seller Financial Statements delivered by Sellers to Purchaser, there has not been any material adverse change in the financial condition, business, assets, liabilities, results of operations or prospects of a Seller or of the Facilities, whether in the ordinary course of business or otherwise.

6.6  The Licenses. Sellers have all Seller Licenses, and Licensees have all Healthcare Licenses, necessary or appropriate to occupy, use and operate the Facilities as independent living, assisted living or skilled nursing facilities with the number of licensed units or beds, as applicable, set forth on Schedule 1(d). Attached as Schedule 6.6 are true and correct copies of the Healthcare Licenses issued most recently by the applicable health care authorities with respect to the operation of a Facility. There is not currently pending, or to either Seller’s knowledge threatened, (a) any legal or regulatory action or proceeding to revoke, withdraw or suspend any of the Seller Licenses or to terminate the participation of one or more of the Facilities in either the Medicare or Medicaid Programs or (b) any judicial or administrative agency judgment or decision not to renew any of the Seller Licenses applicable to one or more of the Facilities or (c) any licensure or certification action of any other type applicable to one or more of the Facilities that may have a Material Adverse Effect (as defined in the Master Lease).

6.7  Compliance with Law.

(a)  Schedule 6.7(a) sets forth the most recent licensure or certification survey for each Facility. A copy of each such licensure or certification survey has been delivered to Purchaser. Each Facility and its current operation and use comply with all applicable municipal, county, state and federal laws, regulations, ordinances and orders and with all applicable municipal health and building laws and regulations (including, without limitation, the building and life safety codes), except to the extent that the failure to comply therewith would not have a material adverse effect on the business, property, condition (financial or otherwise) or operation thereof;

(b)  To Sellers’ knowledge, during the period of time that Sellers or their Affiliates have owned a Facility, no governmental authority having jurisdiction over such Facility has issued any citations with respect to any deficiencies or other matters that fail to conform to any applicable statute, regulation, ordinance or by-law and that have not been corrected on or prior to the Closing, except to the extent that a waiver has been issued by the appropriate authority, in which case a copy of such waiver is included in Schedule 6.7(b);

(c)  None of the Sellers has received written or, to the Sellers’ knowledge, oral notice from any licensing or certifying agency supervising or having authority over a Facility, requiring it to be reworked or redesigned or additional furniture, fixtures, equipment or inventory to be provided at such Facility so as to conform to or comply with any existing and applicable law, code or standard, except where the requirement either (i) has been fully satisfied prior to the Closing Date, (ii) will, as of the Closing Date, be in the process of being satisfied in the ordinary course of each Seller's business pursuant to the terms of a plan of correction or other documentation submitted to and approved by the appropriate authority or (iii) will, as of the Closing Date, be the subject of a valid written waiver issued by the applicable licensing or certifying agency; and

(d)  Except as set forth in Schedule 6.7(d), the operation of each Facility is in substantial compliance with all Conditions and Standards of Participation in the Medicare or Medicaid programs.

6.8  Residents. Except for notice provisions that are required by law or that are contained in the Admissions Agreements provided to Purchaser by Sellers with respect to the Facilities, there are no agreements with residents or patients of any Facility that are not terminable by a Seller at will and that require the owner of the Facilities to provide the care routinely provided at a Facility for the duration of the resident's stay at a Facility for no consideration.

6.9  Books and Records. All of the books and records of the Facilities, including resident records, patient trust fund records and records concerning all resident prepaid accounts, are true, correct and complete in all material respects.

6.10  Taxes and Tax Returns. Each Seller has (i) timely filed all federal, state, local and foreign tax returns, reports, statements and other similar filings (the "Tax Returns") which are required to be filed by such Seller with respect to any federal, state, local or foreign income, payroll, withholding, excise, sales, use, personal property, occupancy, business, mercantile, real estate, capital stock, franchise or other taxes (the "Taxes"); and (ii) paid all Taxes, interest, penalties, assessments and deficiencies due or assessed pursuant to the Tax Returns. All Tax Returns properly reflect the liabilities of Sellers for Taxes for the periods, properties or events covered thereby. No extensions of time in which to file any Tax Returns have been executed or filed with any taxing authority. None of the Sellers has received any notice of assessment of additional Taxes or has executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes. There are no claims, examinations, proceedings or proposed deficiencies for Taxes pending or, to the knowledge of Sellers, threatened against a Seller. Sellers are current in the payment of all withholding and other employee Taxes which are due and payable. The accruals for Taxes contained in the Seller Financial Statements are adequate to cover all liabilities for Taxes of Sellers for all periods ending on or before the date of such financial statements, and include adequate provisions for all deferred Taxes. All Taxes for periods beginning after the date of the latest period covered by the Seller Financial Statements, have been paid or are adequately reserved against on the books of Seller. None of the Sellers has been audited by the Internal Revenue Service or any other governmental agency or authority within the past five years, or has been parties to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement.

6.11  Environmental Issues. None of the Sellers nor, to the knowledge of the Sellers, any of their predecessors in interest have released into the environment or discharged, placed or disposed of any Hazardous Substances or caused the same to be so released into the environment or discharged, placed or disposed of at, on or under a Facility, except (a) to the extent the same will not have a Material Adverse Effect on the condition, financial or otherwise, of Sellers or such Facility and (b) in accordance, and in compliance, with any and all applicable Environmental Laws. To Sellers’ knowledge, no Hazardous Substances are located on or at a Facility or have been released into the environment or discharged, placed or disposed of in, on or under a Facility, except to the extent permitted by applicable Environmental Laws. To Sellers’ knowledge, no underground storage tanks are or have been located at a Facility except for those that have been closed, or currently are being maintained, in accordance with applicable Environmental Laws. To Sellers’ knowledge, except as set forth in the Environmental Due Diligence Materials, none of the Facilities are located on property that has been used as a dump for waste material. To Sellers’ knowledge, each Facility complies with, and at all times during the period of its operation by Sellers has complied with, all Environmental Laws in all material respects. None of the Sellers has received from any governmental authority or third party written notice or a written complaint alleging the failure of such Facility to comply with, or the potential liability of a Seller as a result of the noncompliance of such Facility with, any Environmental Laws or, if a Seller has received such a written notice or written complaint from any governmental authority or third party, the alleged noncompliance of the Facility and/or liability of Sellers with respect thereto has been resolved as of the Closing Date. Sellers have made available to Purchaser all written assessments that have been prepared by or on behalf of a Seller and that are in a Seller’s possession or under a Seller’s reasonable control with respect to any Hazardous Substances at the Facilities.

6.12  Necessary Action. Each Seller has duly and properly taken or obtained or caused to be taken or obtained all action necessary for it (a) to enter into and to deliver this Agreement and any and all documents and agreements executed by Sellers in connection herewith and (b) to carry out the terms of this Agreement and the transaction contemplated by it. No other action by or on behalf of a Seller is or will be necessary to authorize the execution, delivery and performance of this Agreement and any documents and agreements executed or to be executed by a Seller in connection herewith or to authorize the transactions contemplated by this Agreement. No consent of any third party is or will be necessary in connection with the execution, delivery and performance of this Agreement and any documents and agreements executed or to be executed by a Seller in connection herewith or in connection with the consummation of the transactions contemplated by this Agreement.

6.13  Litigation. Except as set forth in Schedule 6.13, no pending or, to each Seller’s knowledge, threatened litigation, administrative investigation or other proceeding with respect to or specifically affecting a Seller or a Facility (and not independent living, assisted living or skilled nursing facilities generally on an industry wide basis), except where the amount claimed is less than $25,000 in any single action or $50,000 in the aggregate. No Seller is a party to, nor is a Seller or a Facility bound by, any orders, judgments, injunctions, decrees or settlement agreements under which it or they may have continuing obligations as of the date hereof or as of the Closing Date and that are likely to have Materially Adverse Effect on the present business operations of a Facility. The right or ability of Sellers to consummate the transaction contemplated in this Agreement has not been challenged by any governmental agency or any other person.

6.14  ERISA. Sellers do not have any Unfunded Liabilities under any Plans. None of the Sellers has incurred, or is reasonably expected to incur, any withdrawal liability to any Plans (whether single employer or multi-employer). Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, none of the Sellers has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

6.15  Sensitive Payments. None of the Sellers has (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) given or received any payments or other forms of remuneration in connection with the referral of patients that would violate the Medicare/Medicaid Anti-kickback Law, Section 1128(b) of the Social Security Act, 42 USC Section 1320a-7b(b), or any analogous state statute, or (d) made any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

6.16  Title. Sellers, together, have good title to the Real Properties, free and clear of all liens, charges and encumbrances other than the Permitted Encumbrances. Except as set forth on Schedule 6.16, Sellers, together, have good title to the remainder of Sellers’ Assets, free and clear of all liens, charges and encumbrances.

6.17  The Facility. Licensees and, as applicable, the Facilities, hold and will hold subsequent to the Closing, all Healthcare Licenses. The Personal Property is all of the property necessary for the lawful operation of the Facilities at their current occupancy levels. The Personal Property is in good operating condition and repair, subject only to ordinary wear and maintenance, and is usable in the regular and ordinary course of business. To each Seller’s knowledge, there is no action pending or recommended by the appropriate state or federal agencies having jurisdiction thereof that, if decided adversely to a Seller, would have a Material Adverse Effect on a Facility, its operations or business. The building and improvements constituting the Facilities have been, to the knowledge of Sellers, constructed in compliance with the requirements of all laws at the time of construction and all ordinances, rules, regulations and restrictions of record applicable thereto, and all bills for labor and materials in connection with the construction thereof have been paid in full or reserves have been established to pay them. Except as disclosed in Schedule 6.17, to Sellers’ knowledge, no latent or patent material defect or deficiency exists with regard to the structures, roofs, soils, furniture, fixtures or equipment of a Facility that would materially impair the use or value of such Facility, and the structures, roofs, soils, furniture, fixtures and equipment of the Facility are in good working order and condition and are usable in the regular and ordinary course of business. To Sellers’ knowledge, no latent or patent material defect or deficiency exists with regard to the plumbing, mechanical, electrical or other systems of a Facility that would materially impair the use or value of such Facility, and the plumbing, mechanical, electrical and other systems of each Facility are in good working order and condition.

6.18  Inventories. At Closing, each Facility has an inventory of perishable and non-perishable food, central supplies, linens, housekeeping supplies, kitchen supplies and nursing supplies sufficient in condition and quantity as may be required under all applicable laws and, to the extent there exists no applicable laws that specifically identify the condition and/or required quantity for any such supplies or inventory, then such inventory and supplies shall be in such condition and quantity as customarily are maintained by Sellers.

6.19  The Facility Agreements. Attached as Schedule 6.19 is a true and complete copy of the form of Admission Agreement currently utilized by Sellers at the Facilities.

6.20  Patient Roster. Attached as Schedule 6.20 is a true and complete patient roster as of September 30, 2004, that identifies each of the residents and patients of the Facilities, the daily rate paid by each of the patients and residents, and, with respect to the private pay residents and patients, the date through which each of them has paid.

6.21  Insurance. Sellers have maintained insurance policies that insure each of the Facilities and the other Sellers’ Assets continuously since the date Sellers or any of their Affiliates first owned or operated such Facility. Such insurance policies are written on an occurrence basis, against physical damage, general liability, professional liability and worker’s compensation. Attached as Schedule 6.21 are descriptions of each such policy and certificates of insurance evidencing such coverage.

6.22  OSHA. To Sellers’ knowledge, each Facility is, and has been since the date Sellers or any of their Affiliates first owned or operated such Facility, maintained and operated in compliance with the Occupational Safety and Health Act of 1970 ("OSHA") and any similar state statute and the rules and regulations promulgated thereunder. None of Sellers or, to the knowledge of Sellers, their respective predecessors in interest are or have been subject to an investigation by the U. S. Department of Labor, litigation over compliance with such rules and regulations or any fine, penalty or citation relating to or arising out of a violation or alleged violation of OSHA and any similar state statute and such rules and regulations.

6.23  Previous Operation. Except as disclosed on Schedule 6.23, during the 1 year period immediately preceding the Closing, Sellers:

(a)  did not (i) make any material change in the operation of any Facility, (ii) sell or agree to sell any items of machinery, equipment or other fixed assets of any Facility or (c) otherwise enter into any agreements materially affecting any Facility, except in each case in the ordinary course of business;

(b)  did not, except in the ordinary course of business, (i) enter into any lease, tenancy, contract or other commitment affecting any of Sellers’ Assets or (ii) incur any additional indebtedness or amend, extend or renew any current debt instruments, whether in the ordinary course of business or otherwise, unless such indebtedness or debt instruments are paid in full and discharged on the Closing Date;

(c)  filed all required returns, reports and filings of any kind or nature with respect to the Facilities and the operations of their businesses, including state and federal tax returns and Medicare and Medicaid cost reports, and will timely pay all taxes or other obligations that are due and payable with respect thereto, except to the extent that the same are being duly contested in good faith in accordance with applicable law and such contest does not materially affect a Seller or a Facility;

(d)  operated each Facility in compliance with all applicable municipal, county, state and federal laws, regulations, ordinances and orders (including all applicable building, zoning and life safety codes with respect thereto) where the failure to comply therewith would have a Material Adverse Effect on the business, property, condition (financial or otherwise) or operation thereof, as presently operated; and

(e)  paid as and when due the accounts payable related to each Facility, except to the extent that the amount owing is being duly contested by a Seller and such contest does not materially affect a Seller or such Facility.

6.24  Disclosure. No representation or warranty given by a Seller contained in this Agreement (other than reports and certificates prepared by third parties on behalf of Seller (each, a "Third Party Report")), no statement contained in any certificate, list, exhibit or other instrument furnished or to be furnished to Purchaser pursuant hereto and signed by a Seller, and to Sellers’ knowledge, no Third Party Report, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts that are necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII  - PURCHASER REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to Seller, as of the Closing Date, that:

7.1  Status of Purchaser. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware and, to the extent required by applicable law, is authorized to transact business in the state in which the Facilities are located.

7.2  Validity and Conflicts. This Agreement and all Purchase Documents executed by Purchaser are the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution of this Agreement and the consummation of the transactions contemplated herein have been approved by the sole member of Purchaser and do not and will not result in a breach of the terms and conditions of, nor constitute a default under or violation of, the Charter Documents of Purchaser or any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Purchaser is now a party or by which its assets may be bound or affected.

7.3  Authority. Purchaser has full corporate power and authority to execute and to deliver this Agreement and all Purchase Documents executed by Purchaser and to carry out the transactions contemplated herein and therein.

7.4  Necessary Action. Purchaser has duly and properly taken or obtained or caused to be taken or obtained all action necessary for Purchaser (a) to enter into and deliver this Agreement and any and all Purchase Documents executed and to be executed by Purchaser in connection herewith and (b) to carry out the terms of this Agreement and the transactions contemplated by it. No consent of any third party is or will be necessary, and no other action by or on behalf of Purchaser is or will be necessary, to authorize the execution, delivery and performance of this Agreement and any documents and agreements executed and to be executed by Purchaser in connection herewith or to authorize the consummation of the transactions contemplated herein.

ARTICLE VIII   - BROKER; INVESTMENT BANKER

Each party represents, covenants and warrants to the other that it has employed no broker, finder or investment banker in connection with the transaction contemplated in this Agreement. Each party agrees to pay any commission, finder's fee or investment banker’s fee that may be due on account of the transaction contemplated in this Agreement to any broker, finder or investment banker employed by it, and to indemnify the other party hereto against any claim for any commission, finder's fee or investment banker’s fee made by any broker, finder or investment banker allegedly employed by it and from and against any and all costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and costs.

ARTICLE IX   - SELLER COVENANTS

9.1  Closing Date. On the Closing Date, Sellers will pay the closing costs that Sellers are obligated to pay pursuant to ARTICLE IV of this Agreement and deliver to Purchaser the following:

(a)  Articles of Organization, Certificates of Good Standing/Existence issued within the 30 days prior to the Closing Date by the Secretary of State (or other authorized official) in the state in which a Facility owned or operated by such Seller is located and, if different, in the state of Seller’s organization;

(b)  Resolutions of each Seller’s shareholders, board of directors, members or managers, as applicable, certified by the Secretary of Sellers and authorizing and approving the transactions contemplated by this Agreement;

(c)  An opinion or opinions of counsel to Sellers dated as of the Closing Date in a form reasonably acceptable to Purchaser;

(d)  General warranty deeds, in recordable form, executed by the applicable Seller and conveying to Purchaser fee simple title to the Real Properties (other than the Real Property constituting a portion of the Peterson Facility), free and clear of all liens and encumbrances other than the Permitted Encumbrances:

(e)  A Bill of Sale, in the form of attached Schedule 9.1(e), executed by Sellers and conveying to Purchaser all of the Intangible Personal Property (other than the Intangible Personal Property constituting a portion of the Peterson Facility);

(f)  The Master Lease and other Transaction Documents; and

(g)  Such other documents or instruments as reasonably may be necessary to convey to Purchaser title to the Facilities and the other related Sellers’ Assets (other than the Peterson Facility) in accordance with the terms of this Agreement.

9.2  Peterson Closing Date. The Peterson Closing shall occur on December 1, 2004, or the first Business Day thereafter that all of the conditions to the Peterson Closing have been satisfied or waived. On the Peterson Closing Date, Sellers will pay the closing costs that Sellers are obligated to pay pursuant to ARTICLE IV of this Agreement and deliver to Purchaser the following:

(a)  A general warranty deed, in recordable form, executed by the Peterson Seller and conveying to Purchaser fee simple title to the Real Property portion of the Peterson Facility, free and clear of all liens and encumbrances other than the Permitted Encumbrances:

(b)  A Bill of Sale, in the form of attached Schedule 9.1(e), executed by Sellers and conveying to Purchaser all of the Intangible Personal Property relating to the Peterson Facility;

(c)  The original certificates of title to any motor vehicles included within the Intangible Personal Property relating to the Peterson Facility;

(d)  A certificate executed by a responsible officer of Sellers dated as of the Peterson Closing Date and certifying on behalf of Sellers, in such detail as Purchaser may reasonably require, the fulfillment of the conditions set forth in Section 11.1; and

(e)  Such other documents or instruments as reasonably may be necessary to convey to Purchaser title to the Facilities and the other related Sellers’ Assets in accordance with the terms of this Agreement.

9.3  Post Closing. Sellers jointly and severally covenant and agree that, after the Closing Date, each will:

(a)  At no cost to Sellers, reasonably cooperate with Purchaser if Purchaser is required to include audited financial statements with respect to the Facilities in its filings with the Securities and Exchange Commission;

(b)  Take such actions and properly execute and deliver to Purchaser such further instruments of assignment, conveyance and transfer as, in the reasonable opinion of counsel for Purchaser and Sellers, reasonably may be necessary to assure, complete and evidence the transfer and conveyance of Sellers’ Assets as contemplated by this Agreement;

(c)  File the annual cost reports for the Facilities currently within the periods required by Medicare, Medicaid and any other third party payor and provide any additional documentation to support the amounts claimed under such cost reports within such time periods;

(d)  With respect to the Peterson Facility, during the period commencing on the Closing Date and ending on the Peterson Closing Date:

(i)  Sellers will operate the Peterson Facility only in the ordinary course and with due regard to the proper maintenance and repair of the Real Property and Personal Property relating to the Peterson Facility, to the end that the Peterson Facility and related Personal Property will be maintained substantially in the same condition as they were in at the Closing Date, ordinary wear and tear, insured casualty loss and taking by eminent domain excepted;

(ii)  Sellers will not (i) make any material change in the operation of the Peterson Facility, (ii) sell or agree to sell any items of machinery, equipment or other fixed assets of the Peterson Facility or (iii) otherwise enter into any agreements materially affecting the Peterson Facility, except in each case in the ordinary course of business;

(iii)  Sellers will maintain in force the existing insurance coverage or comparable insurance coverage with respect to the Peterson Facility owned by it;

(iv)  Sellers will not, except in the ordinary course of business, (i) enter into any lease, tenancy, contract or other commitment affecting the Peterson Facility or (ii) incur any additional indebtedness or amend, extend or renew any current debt instruments, whether in the ordinary course of business or otherwise, unless neither Purchaser nor the Peterson Facility is, following the Peterson Closing, obligated for, or encumbered by, any such indebtedness or debt instruments;

(v)  Sellers will file all returns, reports and filings of any kind or nature, with respect to the Peterson Facility, or will secure timely extensions for the filing thereof, required to be filed by Sellers, including state and federal tax returns and Medicare and Medicaid cost reports, and will timely pay all taxes or other obligations that are due and payable with respect thereto, except to the extent that the same are being duly contested in good faith in accordance with applicable law and such contest does not materially affect Sellers or the Peterson Facility;

(vi)  Sellers will operate the Peterson Facility in compliance with all applicable municipal, county, state and federal laws, regulations, ordinances and orders as now in effect (including all applicable building, zoning and life safety codes with respect thereto) where the failure to comply therewith would have a material adverse effect on the business, property, condition (financial or otherwise) or operation thereof, as presently operated;

(vii)  Sellers will take all reasonable action to achieve compliance with any laws, regulations, ordinances, standards and orders applicable to the Peterson Facility that are enacted or issued after Closing Date and prior to the Peterson Closing where the failure to comply therewith would have a material adverse effect on the business, property, condition (financial or otherwise) or operation thereof, as presently operated; provided, that Purchaser acknowledges that a number of items requiring correction identified in the October Peterson Clinical Survey have not been corrected as of the date of this Agreement;

(viii)  Sellers will pay as and when due the accounts payable related to the Peterson Facility that arise in the ordinary course of business, except to the extent that the amount owing is being duly contested by Sellers and such contest does not materially affect Sellers or the Peterson Facility;

(e)  Act in good faith and use its commercially reasonable best efforts to (i) acquire all governmental licenses, approvals and permits as are necessary to enable Purchaser to lawfully own and Peterson Seller to lawfully operate the Peterson Facility from and after the Peterson Closing Date and (ii) satisfy any and all conditions to the effectiveness thereof; and

(f)  Refrain from taking any action that is inconsistent with their obligations under this Agreement or that could hinder or delay the Peterson Closing or that would cause any representation, warranty or covenant made by Sellers in this Agreement or in any certificate, list, exhibit, or other instrument furnished or to be furnished pursuant hereto, or in connection with the transaction contemplated hereby, to be untrue in any material respect as of the Peterson Closing Date; and

(g)  Sellers and any officer, director, employee, advisor or others authorized to act on any of their behalf (i) will not, directly or indirectly, initiate, solicit, authorize or encourage discussions relating to any Peterson Acquisition Proposal; (ii) will not participate in negotiations in connection with or in furtherance of any Peterson Acquisition Proposal or permit any person other than Purchaser and its representatives to have any access to the Peterson Facility, or furnish to any person other than Purchaser and its representatives any non-public information with respect to the Peterson Facility; (iii) will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties, other than Purchaser, conducted on or before the date of this Agreement with respect to any Peterson Acquisition Proposal; and (iv) will immediately provide to Purchaser written notice of any Peterson Acquisition Proposal, including the name of the party seeking to initiate, continue or renew activities, discussions or negotiations regarding an Peterson Acquisition Proposal; and

(h)  Sellers shall cause the Deferred Maintenance Items and the Environmental Issues to be performed, completed or resolved on or before October 31, 2005. Sellers shall provide Purchaser with written certification of completion of such Deferred Maintenance Items and Environmental Issues on or before October 31, 2005.

ARTICLE X   - PURCHASER COVENANTS

10.1  Closing Date. On the Closing Date, Purchaser will pay the closing costs for which Purchaser is responsible under this Agreement and deliver or cause to be delivered the following:

(a)  The Purchase Price (less the Peterson Purchase Price), as adjusted in accordance with this Agreement;

(b)  Resolutions of Purchaser’s sole member, certified by the Secretary of Purchaser and authorizing and approving the transactions contemplated herein; and

(c)  The Master Lease and other Transaction Documents.

10.2  Peterson Closing Date. On the Closing Date, Purchaser will pay the closing costs for which Purchaser is responsible under this Agreement and deliver or cause to be delivered the Peterson Purchase Price, as adjusted in accordance with this Agreement.

10.3  Post Closing. After the Closing Date, Purchaser will (i) take such actions and properly execute and deliver such further instruments as Sellers reasonably may request to assure, complete and evidence the transaction provided for in this Agreement and (ii) provide at no cost to Purchaser such documentation as is reasonably necessary with respect to Sellers reporting obligations with respect to Medicare, Medicaid and other operational matters.

ARTICLE XI   - PETERSON CLOSING CONDITIONS

11.1  Purchaser Conditions. The obligations of Purchaser under this Agreement to purchase the Peterson Facility are subject to the fulfillment, prior to or as of the Peterson Closing Date (or such earlier date as may be provided for below), of each of the following conditions:

(a)  The representations and warranties of Sellers contained in this Agreement or in any certificate or document delivered by Sellers in connection with this Agreement shall be true and correct in all material respects at and as of the Peterson Closing Date;

(b)  Sellers shall have performed all of their obligations under this Agreement that are to be performed by it prior to or as of the Peterson Closing Date;

(c)  Purchaser and Sellers shall have received all governmental licenses, approvals and permits as are necessary to enable Purchaser to lawfully own and Peterson Seller to lawfully operate the Peterson Facility from and after the Peterson Closing Date and shall have satisfied any and all conditions to the effectiveness thereof;

(d)  Sellers shall not be in default, where said default is not cured on or before the Peterson Closing Date, under any mortgage, contract, lease or other agreement to which a Seller is a party or by which a Seller is bound and that materially affects or relates to the Peterson Facility;

(e)  No Event of Default or Unmatured Event of Default shall have occurred and be continuing under the Master Lease or any of the other Transaction Documents; and

(f)  A Title Insurance Policy shall have been issued to Purchaser with respect to the Peterson Facility; and

(g)  All items identified in the October Peterson Clinical Survey requiring correction have been corrected; provided, however, that if Purchaser elects to proceed with the Peterson Closing prior to the time that all such items have been corrected, then, notwithstanding anything in the Master Lease or the other Transaction Documents to the contrary, the failure of Sellers to correct such items shall not constitute an Event of Default under the Master Lease and the other Transaction Documents.

11.2  Seller Conditions. The obligations of Sellers under this Agreement to sell the Peterson Facility are subject to the fulfillment, prior to or as of the Peterson Closing Date, of each of the following conditions:

(a)  The representations and warranties of Purchaser contained in this Agreement or in any certificate or document delivered in connection with this Agreement shall be true and correct at and as of the Peterson Closing Date; and

(b)  Purchaser and Seller shall have received all governmental licenses, approvals and permits as are necessary to enable Purchaser to lawfully own and Peterson Operator to lawfully operate the Peterson Facility from and after the Peterson Closing Date and shall have satisfied any and all conditions to the effectiveness thereof;

(c)  Purchaser shall have performed all of its obligations under this Agreement that are to be performed by it prior to or as of the Peterson Closing Date.

11.3  Termination Events. The obligation of Purchaser to purchase, and of Sellers to sell, the Peterson Facility may be terminated by Purchaser or Sellers, as applicable, upon the following conditions:

(a)  By mutual consent of the parties;

(b)  By Purchaser if the conditions to Peterson Closing set forth in Section 11.1 have not been satisfied or waived on or before July 1, 2005;

(c)  By Purchaser if, prior to the Peterson Closing Date, a material portion of any of the Peterson Facility is damaged or destroyed by fire or other casualty or has been taken or condemned by any public or quasi-public authority under the power or eminent domain; however, if the estimated cost to repair any such damage is less than or equal to Twenty Five Thousand Dollars ($25,000.00) and such loss or damage does not or will not at the Peterson Closing materially interfere with the operation of the Peterson Facility, then Purchaser may not terminate its obligation to purchase the Peterson Facility, and Seller shall expeditiously repair the damage; provided, however, that Purchaser may hold back from the Peterson Purchase Price sufficient funds to accomplish the repair and disburse such funds pursuant to the terms of Section 14.6 of the Master Lease; and/or

(d)  By a non-defaulting party, in the event of a material breach of this Agreement by the other party which is not cured as provided for in Section 11.4.

11.4  Opportunity to Cure. Neither party to this Agreement may claim termination of its obligations with respect to the Peterson Facility on account of a breach of a condition, covenant or warranty by the other, without first giving such other party written notice of such breach and ten (10) days within which to cure such breach. The Peterson Closing Date shall be postponed if necessary to afford such opportunity to cure.

ARTICLE XII  - PUBLIC ANNOUNCEMENTS

Each of Sellers and Purchaser shall consult with the other regarding, and shall use reasonable best efforts to agree upon, the form and content of any press release, public announcement or statement with respect to this Agreement or the transactions contemplated by it.

ARTICLE XIII   - INDEMNIFICATION

13.1  Sellers’ Indemnification. Subject to the limitations contained in this Section and in Section 13.2, Sellers shall jointly and severally indemnify and hold Purchaser and its Affiliates harmless from and against any and all damages, losses, liabilities, costs, actions, suits, proceedings, demands, assessments, and judgments, including, but not limited to, reasonable attorney's fees and reasonable costs and expenses of litigation, arising out of or in any manner related to any of the following:

(a)  Any Excluded Liability;

(b)  Any misrepresentation of a material fact, breach of warranty or nonfulfillment of any agreement on the part of a Seller under this Agreement or any other Purchase Document;

(c)  Any failure by a Seller in connection with the transaction contemplated in this Agreement to comply with the requirements of any laws or regulations relating to sales or transfers;

(d)  Any sums due by a Seller for Medicare and Medicaid adjustments arising from the operation of Facilities conveyed pursuant to this Agreement;

(e)  Any breach of any covenant of a Seller contained in this Agreement or any other Purchase Document requiring performance after the Closing Date;

(f)  Any claims by parties other than Purchaser to the extent caused by acts or omissions of a Seller or one or more of their Affiliates on or prior to the Closing Date;

(g)  Any Environmental Claim arising under any of the Environmental Laws or any Remedial Action arising pursuant to any of the Environmental Laws with respect to acts, omissions, circumstances or conditions occurring or existing as of or before the Closing Date or the Peterson Closing Date, as applicable, including, but not limited to, investigation, remediation, treatment or clean up of any Hazardous Substance that is present, released, or disposed of on the Facilities on or before the Closing Date or the Peterson Closing Date, as applicable, in violation of Environmental Laws, or at levels which could give rise to liability for investigation, remediation, removal, treatment or Clean-Up under Environmental Laws; or

(h)  Any coal mining or other similar extraction operations on, under or about the Real Properties and any subsidence, or lack of support to the surface lands and improvements, resulting from such operations; or

(i)  Enforcement of this Section 13.1.

The Sellers’ obligations under this ARTICLE XIII shall survive the Closing.

13.2  Procedure. If Purchaser asserts that the Indemnitor is subject to a Claim for indemnification pursuant to Section 13.1, Purchaser promptly shall notify the Indemnitor in writing of the Claim and shall describe in the notice the Claim in sufficient detail in order to permit the Indemnitor to evaluate the nature and cause of the Claim. If the asserted Claim arises or is in connection with a claim, suit or demand filed by a third party, the Indemnitor shall be entitled to defend against the Claim with counsel reasonably satisfactory to Purchaser. Purchaser may continue to employ counsel of its own, but such costs shall be borne by Purchaser as long as the Indemnitor continues to so defend. If the Indemnitor fails to respond or does not admit responsibility for indemnification, Purchaser may take such necessary steps to defend itself and any reasonable costs associated therewith may be included as part of the asserted Claim for indemnification. For all Claims that are not Claims arising from a third party, Indemnitor shall notify Purchaser as to its assertion of whether the Claim is covered by this Article, including specific reasons for non-coverage, within 30 days of receipt of written notice from Purchaser describing the Claim in reasonable detail. Any investigations made by or on behalf of Purchaser shall not affect or limit the Seller’s representations and warranties and indemnification obligations under this Agreement.

ARTICLE XIV   - MISCELLANEOUS

14.1  Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight delivery, hand delivery or facsimile transmission to the following address:

To Sellers:    Guardian LTC Management, Inc.
Rte. 219, Brockway-DuBois Road
P.O. Box 219
Brockway, PA 15824
Attn: Raymond Calhoun, President
Telephone No.: (814) 265-1164
Facsimile No.: (814) 265-1990

With copy to:    Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
(which shall not       One Financial Center
constitute notice)    Boston, MA 02111
Attn.: Joshua Davis, Esq.
Telephone No.: (617) 348-1629
Facsimile No.: (617) 542-2241

To Purchaser:          OHI Asset (PA) Trust
c/o Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, MD 21093
Attn.: Daniel J. Booth
Telephone No.: (410) 427-1700
Facsimile No.: (410) 427-8800

And with copy to:       Myers Nelson Dillon & Shierk, PLLC
(which shall not       125 Ottawa Ave., N.W., Suite 270
constitute notice)	Grand Rapids, Michigan 49503
Attn: Mark E. Derwent
Telephone No.: (616) 233-9640
Facsimile No.: (616) 233-9642

Notices shall be deemed given three (3) business days after deposit in the mail as provided herein or upon actual receipt if sent by overnight delivery, facsimile transmission or hand delivery.

14.2  Assignment. No party may assign, directly or indirectly, its rights or obligations hereunder without the prior written consent of the other parties.

14.3  Sole Agreement. This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by the parties hereto. This Agreement, the disclosure schedules for each of the parties and the documents executed and delivered pursuant hereto, together with the other Purchase Documents and Transaction Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them. In the event of any conflict between (i) the Purchase Agreement, any Purchase Document or any Transaction Document, and (ii) the Master Lease, the provisions of the Master Lease shall control.

14.4  Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

14.5  Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

14.6  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

14.7  Knowledge Defined. To the extent that any of the representations and warranties contained in this Agreement is limited by the phrases "to the best knowledge of" or "Purchaser has no knowledge of" or "Seller has no knowledge of" or words or phrases of similar import, the same shall mean to the actual knowledge of any of the corporate officers or directors of the party or its subsidiaries making said representation or warranty, except that any representation or warranty made by a Seller with respect to a Facility or any of Sellers’ Assets also shall mean the actual knowledge of the Administrator and Director of Nursing of the Facility and Raymond L. Calhoun, Peter C. Varischetti, Frank A. Varischetti, Steven R. Varischetti, and Nicholas D. Varischetti. To the extent that any of the representations and warranties contained in this Agreement refers to oral notice to a party, such notice shall be deemed to have been received if delivered to any officer of such party or to an officer of one of its subsidiaries.

14.8  Third Party Beneficiary. Nothing in this Agreement is intended to or shall not be construed to confer upon or create in any person (other than the parties hereto) any rights or remedies under or by reason of this Agreement, including without limitation, any right to enforce this Agreement.

14.9  Attorneys’ Fees. In the event of a dispute between the parties hereto with respect to the interpretation or enforcement of the terms hereof, the prevailing party in any action resulting therefrom shall be entitled to collect from the other its reasonable costs and attorneys' fees, including its costs and fees on appeal.

14.10  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation."

14.11  Survival. The representations, warranties, covenants or conditions set forth herein shall survive the Closing.

14.12  Governing Law. THIS AGREEMENT AND THE TRANSACTION DOCUMENTS SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND. EACH SELLER CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF THE STATE OF MARYLAND AND THE STATE IN WHICH ANY FACILITY IS LOCATED, AND AGREES THAT ALL DISPUTES CONCERNING THIS AGREEMENT MAY BE HEARD, AT PURCHASER’S OPTION, IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF MARYLAND OR THE STATE IN WHICH ANY FACILITY IS LOCATED. SELLER AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON A SELLER UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATE OF MARYLAND OR THE STATE IN WHICH ANY FACILITY IS LOCATED AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS OF THE STATE OF MARYLAND OR THE STATE IN WHICH ANY FACILITY IS LOCATED.

14.13  Arbitration of Disputes Following Closing. If a Controversy shall arise, the Controversy shall be determined by arbitration, which shall be conducted in accordance with the rules and procedures of the American Arbitration Association by three (3) arbitrators selected in accordance with its procedures. The decision of the arbitrators shall be final and binding and shall be enforceable in any court of competent jurisdiction. The decision of the arbitrators shall set forth in writing the basis for the decision, and in rendering such decision, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement and any other agreements, documents and instruments executed pursuant to or in connection with this Agreement. The expense of the arbitration shall be divided equally between Sellers and Purchaser unless otherwise specified in award. The prevailing party, as determined by the arbitrators, shall be entitled to recover its costs and expenses, including attorney fees. The arbitration shall be conducted in Baltimore, Maryland. In any such arbitration, the parties shall be entitled to conduct discovery in the same manner as permitted under Federal Rules of Civil Procedure 27 through 37. No provision in this Section 14.13 shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration. The exercise of such a remedy does not waive the right of any party to arbitration. The Section shall not apply to any controversy that may arise between the parties prior to the Closing.

(SIGNATURES ON FOLLOWING PAGE)

1

IN WITNESS WHEREOF, the parties hereby execute this Purchase Agreement as of the day and year first set forth therein.

LESSEE:

GUARDIAN LTC MANAGEMENT, INC.

By:    ________________________
Name:    ________________________
Title:    ________________________

LICENSEES:

MULBERRY SQUARE ELDER CARE AND REHABILITATION CENTER, LLC
MEADOW VIEW SENIOR LIVING CENTER, LLC
LAKEVIEW SENIOR CARE AND LIVING CENTER, LLC
GUARDIAN ELDER CARE AT ALIQUIPPA, LLC
BRADYVIEW MANOR, LLC
JEFFERSON HILLS MANOR, LLC
SCOTTDALE MANOR REHABILITATION CENTER, LLC
CARLETON SENIOR CARE AND REHABILITATION CENTER, LLC
GUARDIAN ELDER CARE AT LAPORTE, LLC
GUARDIAN ELDER CARE AT NANTICOKE, LLC
ROLLING ACRES CARE CENTER, LLC
MINERVA CONVALESCENT CENTER, LLC
GUARDIAN ELDER CARE AT WHEELING, LLC

By:    Guardian LTC Management, Inc., their sole member

By:    ________________________
Name:    ________________________
Title:    ________________________

CURWENSVILLE NURSING HOME, INC.
NORTH AMERICAN MEDICAL CENTERS, INC.
MILFORD VALLEY CONVALESCENT HOME, INC.

By:    ________________________
Name:    ________________________
Title:    ________________________

THE STATE OF _____________    )
    )
COUNTY OF     _______________    )

This instrument was acknowledged before me on the ______ day of __________, 2004, by __________, the _____________ of GUARDIAN LTC MANAGEMENT, INC., a Pennsylvania corporation, the sole member of MULBERRY SQUARE ELDER CARE AND REHABILITATION CENTER, LLC, a Pennsylvania limited liability company, MEADOW VIEW SENIOR LIVING CENTER, LLC, a Pennsylvania limited liability company, LAKEVIEW SENIOR CARE AND LIVING CENTER, LLC, a Pennsylvania limited liability company, GUARDIAN ELDER CARE AT ALIQUIPPA, LLC, a Pennsylvania limited liability company, BRADYVIEW MANOR, LLC, a Pennsylvania limited liability company, JEFFERSON HILLS MANOR, LLC, a Pennsylvania limited liability company, SCOTTDALE MANOR REHABILITATION CENTER, LLC, a Pennsylvania limited liability company, CARLETON SENIOR CARE AND REHABILITATION CENTER, LLC, a Pennsylvania limited liability company, GUARDIAN ELDER CARE AT LAPORTE, LLC, a Pennsylvania limited liability company, GUARDIAN ELDER CARE AT NANTICOKE, LLC, a Pennsylvania limited liability company, ROLLING ACRES CARE CENTER, LLC, an Ohio limited liability company, MINERVA CONVALESCENT CENTER, LLC, a Ohio limited liability company, and GUARDIAN ELDER CARE AT WHEELING, LLC, a West Virginia limited liability company, on its behalf and on behalf of each the companies.

_________________________________________
Notary Public

THE STATE OF _____________    )
)
COUNTY OF     _______________    )

This instrument was acknowledged before me on the ______ day of __________, 2004, by __________, the _____________ of CURWENSVILLE NURSING HOME, INC., a Pennsylvania corporation, NORTH AMERICAN MEDICAL CENTERS, INC., a Pennsylvania corporation, MILFORD VALLEY CONVALESCENT HOME, INC., a Pennsylvania corporation, on behalf of the corporations.

_________________________________________
Notary Public

Signature Page -

PURCHASER:

OHI ASSET (PA) Trust

By:    OHI Asset (PA), LLC, trustee

By:    Omega Healthcare Investors, Inc., its sole member

By:    ________________________
Name:    ________________________
Title:    ________________________

THE STATE OF MARYLAND    )
)
COUNTY OF BALTIMORE        )

The foregoing instrument was acknowledged before me this _____ day of _______________, 2004, by _______________, who is the ____________________ of Omega Healthcare Investors, Inc., a Maryland corporation, the sole member of OHI Asset (PA), LLC, a Delaware limited liability company, a trustee of OHI Asset (PA) Trust, a Maryland business trust, on behalf of the trust.

_________________________________________
Notary Public

Signature Page -

SCHEDULES:

SCHEDULE 1(a)        Deferred Maintenance Items

SCHEDULE 1(b)        Environmental Issues

SCHEDULE 1(c)        Omitted

SCHEDULE 1(d)        Description of Facilities

SCHEDULE 1(e)        Trade Names of Facilities

SCHEDULE 1(f)        Permitted Encumbrances

SCHEDULE 1(g)        Omitted

SCHEDULE 1(h)        Legal Description of Real Properties

SCHEDULE 6.1             Sellers State of Organization

SCHEDULE 6.4              Exceptions to Seller Financial Statements

SCHEDULE 6.6        Permits and Licenses

SCHEDULE 6.7(a)            Licensure Surveys

SCHEDULE 6.7(b)            Waivers of Citations

SCHEDULE 6.7(d)            Violations of Medicare or Medicaid

SCHEDULE 6.13        Litigation

SCHEDULE 6.16        Purchase Money Security Interests and Equipment Leases

SCHEDULE 6.17        Defects

SCHEDULE 6.19        Admission Agreement

SCHEDULE 6.20        Patient Roster

SCHEDULE 6.21        Insurance Policies

SCHEDULE 6.23        Previous Operation

SCHEDULE 9.1(e)            Bill of Sale

SCHEDULE 1(a)

Deferred Maintenance Items

SCHEDULE 1(b)

Environmental Issues

SCHEDULE 1(d)

Description of Facility

	Facility Name	Address	Licensee	Number of Licensed Beds
1.	Mulberry Square Elder Care and Rehabilitation Center		Mulberry Square Elder Care and Rehabilitation Center, LLC
2.	Curwensville Nursing Home		Curwensville Nursing Home, Inc.
3.	Meadow View Senior Living Center		Meadow View Senior Living Center, LLC
4.	Ivy Woods Manor / Rolling Acres Care Center		Rolling Acres Care Center, LLC
5.	Lakeview Senior Care and Living Center		Lakeview Senior Care and Living Center, LLC
6.	Beaver Elder Care / Guardian Elder Care at Aliquippa		Guardian Elder Care at Aliquippa, LLC
7.	Scenery Hill Manor / North American Medical Centers		North American Medical Centers, Inc.
8.	Milford Valley Convalescent Center		Milford Valley Convalescent Home, Inc.
9.	Bradyview Manor		Bradyview Manor, LLC
10.	Jefferson Hills Manor		Jefferson Hills Manor, LLC
11.	Scottdale Manor Rehabilitation Center		Scottdale Manor Rehabilitation Center, LLC
12.	Minerva Convalescent Center		Minerva Convalescent Center, LLC
13.	Carleton Senior Care and Rehabilitation Center		Carleton Senior Care and Rehabilitation Center, LLC
14.	Highlands Care Center		Guardian Elder Care at Laporte, LLC
15.	Guardian Elder Care at Nanticoke		Guardian Elder Care at Nanticoke, LLC
16.	Peterson Rehabilitation Hospital and Geriatric Center		Guardian Elder Care at Wheeling, LLC

SCHEDULE 1(e)

Trade Names of Facility

SCHEDULE 1(f)

Permitted Encumbrances

SCHEDULE 1(g)

Personal Property

(To be provided by Sellers)

SCHEDULE 1(h)

Legal Description of Real Property

SCHEDULE 6.1

Seller’s State of Organization

(To be provided by Sellers)

SCHEDULE 6.4

Exceptions to Seller Financial Statements

(To be provided by Sellers)

SCHEDULE 6.6

Licenses And Permits

(To be provided by Sellers)

SCHEDULE 6.7(a)

List Of Most Recent Licensure Or Certification Surveys

(To be provided by Sellers)

SCHEDULE 6.7(b)

Waivers For Cited Deficiencies

(To be provided by Sellers)

SCHEDULE 6.7(d)

Violations of Medicare or Medicaid

SCHEDULE 6.13

Litigation

(To be provided by Sellers)

SCHEDULE 6.16

Purchase Money Security Interests and Equipment Leases

(To be provided by Sellers)

SCHEDULE 6.17

Facility Defects

(To be Provided by Sellers)

SCHEDULE 6.19

Form Of Admission Agreement

(To be provided by Sellers)

SCHEDULE 6.20

Patient Roster

(To be provided by Sellers)

SCHEDULE 6.21

Insurance Policies And Certificates

(To be provided by Sellers)

SCHEDULE 6.23

Previous Operation

(To be provided by Sellers)

SCHEDULE 9.1(e)

BILL OF SALE

For good and valuable consideration, _______________________, a _______________________ ("Seller"), sells, assigns and conveys to ______________________________, a __________________________ ("Purchaser"), all of Seller’s right, title and interest in and to the Intangible Property, as that term is defined in the Purchase Agreement between Seller and Purchaser dated as of the same date as this Bill of Sale (the "Purchase Agreement"). This Bill of Sale is given pursuant and subject to the Purchase Agreement, the terms and conditions of which are incorporated herein by this reference. In the event of any discrepancy between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall control.

TO HAVE AND TO HOLD, all and singular, the Intangible Property hereby sold, assigned, transferred and conveyed to Purchaser, its successors and assigns, to and for its own use and benefit.

Dated effective as of the day of , 2004.

_ , a ______________

By:

Its:

And

_ , a ______________

By:

Its: